Exhibit 10.2
SECURED PROMISSORY NOTE

$2,500,000	April 14, 2010
FOR VALUE RECEIVED, the undersigned, IRVINE SENSORS CORPORATION, a Delaware corporation (“Maker”), promises to pay to the order of Timothy Looney (“Payee”), whose address is set forth on Schedule I attached hereto, the sum of Two Million Five Hundred Thousand Dollars ($2,500,000), together with simple interest on the unpaid principal balance from time to time remaining at a rate per annum (calculated on the basis of actual days elapsed, but computed as if each calendar year consisted of 365 days) which shall be equal to 10%.
The principal balance of this note and accrued interest thereon shall be due and payable as provided on Schedule I attached hereto. All payments due hereunder shall be made by wire transfer of immediately available funds to the account and pursuant to the wire transfer instructions set forth on Schedule I hereto or such other account as Payee may direct in writing provided that such other wire transfer instructions are received by Maker at least five Business Days (hereinafter defined) prior to any payment date set forth on Schedule I. Except for prepayments of principal made pursuant to paragraph 1 below, all amounts paid hereunder shall be applied first to accrued and unpaid interest and then to principal.
All past due payments on this note shall bear simple interest from their respective due dates (stated or by acceleration) until paid at the rate of 18% per annum (the “Default Rate”).
1. Prepayments. The unpaid principal balance of this note may be prepaid by Maker in whole or in part at any time without premium or penalty and if the unpaid principal balance of this note is prepaid in full on or before the date that is 18 calendar months after the date hereof, the original principal of this note shall be reduced to $2,450,000, and accordingly, the total amount that Maker shall be required to pay in order to pay this note in full shall be reduced by $50,000. Any prepayment in full of the unpaid principal balance of this note shall be accompanied by the payment of all accrued and unpaid interest on this note.
2. Settlement Agreement. This note and the Security Agreement (hereinafter defined) are being executed and delivered pursuant to that certain Settlement Agreement and Release (the “Settlement Agreement”) dated as of March 26, 2010, between Maker, Payee and certain other parties. Reference is made to the Settlement Agreement for certain terms and conditions governing this note and the Security Agreement.
3. Collateral. The payment of this note is secured by the liens and security interests created by that certain Security Agreement (the “Security Agreement”) dated as of the date hereof, executed by Maker in favor of Payee. The term “Collateral” shall have such meaning as set forth in the Security Agreement.
4. Representations and Warranties. Maker represents and warrants to Payee as of the date hereof as follows:
(a) Existence, Etc. Maker is a corporation validly existing and in good standing under the laws of the State of Delaware and is qualified to do business and is in good standing in California.
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(b) Power and Authority. Maker has all requisite corporate power and authority to own or lease its properties, to conduct its business as now conducted and to execute, deliver and perform this note, the Security Agreement, the Settlement Agreement, or any other document or instrument executed and delivered in connection herewith (collectively the “Loan Documents”).
(c) Authorization and Enforceability. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary corporate action of Maker and, except as described in the Settlement Agreement, require no consent of any person, entity or governmental authority that has not been obtained, and the Loan Documents constitute valid and binding obligations of Maker, enforceable in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws (hereinafter defined) and by general principles of equity.
(d) No Violation. The execution, delivery and performance of the Loan Documents do not and will not violate Maker’s charter or bylaws, any laws applicable to Maker or, subject to the receipt of certain consents as described in the Settlement Agreement, any agreement to which Maker is a party or by which Maker is bound, except for violations of laws or agreements that would not have a material adverse effect on the business, operations or financial condition of Maker or on the ability of Maker to perform or comply with the terms and conditions of the Loan Documents (such a material adverse effect being herein called a “Material Adverse Effect”).
(e) Financial Statements. The financial statements of Maker contained in its Annual Report on Form 10-K for the fiscal year ended September 27, 2009, and its Quarterly Report on Form 10-Q for the fiscal quarter ended December 27, 2009, each which has been filed with the Securities and Exchange Commission, have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and fairly presents the financial condition and results of operations of Maker in all material respects as of the dates thereof and for the periods covered thereby.
(f) Payments. Subject to the receipt of the consents as described in the Settlement Agreement, all payments to be made by Maker under this note shall be made by Maker with funds entitled to be paid to Payee by Maker, and none of such funds shall be subject to any claim by any other person or entity.
(g) Indebtedness; Liens. As of the date hereof, (i) Maker has no indebtedness secured by the Collateral except for the Permitted Debt and (ii) the assets of Maker are subject to no liens or security interests except for liens or security interests securing the Permitted Debt. As of March 26, 2010, (i) the outstanding balance on the Longview Indebtedness (as hereafter defined), including accrued interest, was $172,263.92 and no additional Longview Indebtedness has been incurred since such date (other than accrued interest) and (ii) the outstanding balance on the Summit Indebtedness (as hereafter defined), including accrued interest, was $377,024.05.
5. Covenants. Unless and until this note has been paid in full or Payee otherwise agrees in writing, Maker agrees as follows:
(a) Financial Statements, etc. Maker will deliver to Payee, (i) as soon as available, but in any event within 30 days after the end of each fiscal month, a company prepared consolidated balance sheet and income statement of Maker as of the end of and for such fiscal month; and (ii) as soon as available, but in any event not later than thirty (30) days after the end of each fiscal month, company prepared reports of sales, backlogs, accounts receivable and accounts payable of Maker as of the end of and for such fiscal month; (iii) as soon as available,
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copies of all statements, reports and notices sent or provided by Maker to its security holders or to any holders of its debt; (iv) promptly, if requested by Payee in writing, copies of all Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission;
(b) Books and Records. Maker will keep its financial books and records in accordance with GAAP and permit Payee to inspect and to discuss with its officers such books and records and its properties and business operations during reasonable business hours and upon reasonable advance notice to Maker.
(c) Existence and Qualification. Maker will maintain its corporate existence and its qualification to do business and good standing in Delaware and California.
(d) Insurance. Maker will maintain insurance (including self insurance) in such amounts with such deductibles, and against such risks as is comparable to Maker’s existing coverage as of the date hereof.
(e) Dividends and Distributions. Maker will not make any cash dividend or cash distribution on its capital stock (other than dividends that are required to be paid on shares of the Maker’s preferred stock outstanding as of the date hereof), or redeem or purchase any of its capital stock (other than pursuant to the terms of Maker’s equity incentive plans in existence on the date hereof).
(f) Indebtedness. Maker will not incur or suffer to exist any indebtedness for borrowed money that is secured by the Collateral or under capital leases or for the purchase price of property, except for the following (the “Permitted Debt”): (i) indebtedness owing to Longview Fund, L.P. (“Longview”) and/or Alpha Capital Anstalt as of the date hereof as set forth in Section 4(g) above, together with interest as may be accrued from time to time in connection with such indebtedness (collectively, the “Longview Indebtedness”); (ii) indebtedness now, or in the future, owing to or held by Summit Financial Resources, L.P. (the “Summit Indebtedness”) incurred by Maker to factor or finance its accounts receivable; (iii) indebtedness evidenced by this note; (iv) indebtedness under capital leases and other purchase money financings of capital assets; (v) other indebtedness that is subordinated in right of payment to the indebtedness evidenced by this note; and (vi) extensions, refinancings and renewals of any item above, provided that with respect to item (i) above, the principal amount may not increased and the terms may not be modified to impose more burdensome terms upon Maker.
(g) Liens. Maker will not incur or suffer to exist any liens or security interests on any of the Collateral that are senior in priority to the security interest granted to Payee under the Security Agreement, except (i) landlords’, carriers’, warehousemen’s, mechanics’ and other similar liens arising by operation of law; (ii) liens arising by operation of law out of pledge or deposits under worker’s compensation, unemployment insurance, pension, social security, retirement benefits or other similar legislation; (iii) liens securing the Longview Indebtedness, the Summit Indebtedness or any Permitted Debt (provided that any liens or security interests securing Permitted Debt described in clause (v) of Section 5(f) must be subordinate and junior to the liens and security interests securing this note); (iv) liens for taxes not yet due or which are being contested in good faith; (v) easements, rights of way, restrictions and other similar charges or liens relating to real property; (vi) liens to secure purchase money financings of capital assets provided that the liens only secure payment of the indebtedness so incurred and extend only to the capital asset purchased or leased; (vii) liens existing on the date of this note that are evidenced and perfected by the filing of financing statements with the Secretary of State of Delaware; and (viii) liens renewing and extending liens permitted by this subparagraph.
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(h) Sales of Assets. Maker will not sell any assets, except (i) sales of inventory in the ordinary course of Maker’s business; (ii) dispositions of accounts receivable pursuant to agreements evidencing and creating the Summit Indebtedness; (iii) dispositions of obsolete or worn out equipment or equipment no longer used in its business; (iv) sales of other equipment, provided such equipment is promptly replaced with equipment of equal or greater value and utility to Maker), (v) licenses and similar arrangements for the use of the property of Maker in the ordinary course of business or any outstanding licenses existing as of the date hereof; (vi) the sale of any assets in connection with the sale of all or substantially all of Maker’s business provided that either (A) the buyer of such assets agrees in writing to be bound by all of Maker’s obligations under this Note and the other Loan Documents; or (B) Payee consents to such sale; and (vii) any other dispositions of assets of Maker that do not in the aggregate exceed $200,000 during any fiscal year.
(i) Fundamental Changes. Maker will not liquidate or dissolve or merge or consolidate with any other person or entity other than a merger or consolidation in which (i) the surviving entity assumes all of Maker’s obligations hereunder and the other Loan Documents or (ii) all principal then outstanding and all accrued interest under this note shall be repaid at the closing of such merger or consolidation.
(j) Compensation. Unless and until there are two consecutive fiscal quarters ending after the date of this note for which Maker has positive income from continuing operations, Maker will not cause or permit the aggregate compensation in whatever form paid by Maker or any of its subsidiaries to John C. Carson or John J. Stuart to be in an amount in excess of the aggregate compensation in whatever form paid by Maker or any of its subsidiaries to each such person during or in respect of the fiscal year of Maker ended September 27, 2009.
6. Default and Remedies. Any one or more of the following events or occurrences shall constitute a default (a “Default”) under this note:
(a) The failure or refusal of Maker to make any payment on this note as and when same becomes due and payable in accordance with the terms hereof, and such failure or refusal is not cured within five (5) Business Days after notice of such failure or refusal is given to Maker in accordance with Paragraph 10 below; or
(b) A material breach by Maker of any provision of this note or any other Loan Document, including any representation or warranty contained herein or therein, and, if such breach is capable of being cured by Maker, such breach is not cured by Maker within thirty (30) days after notice of such breach is given to Maker in accordance with Paragraph 10 below; or
(c) Maker shall (i) voluntarily seek consent to, or acquiesce in the benefit or benefits of any Debtor Relief Law, or (ii) be made the subject of any proceeding provided for by any Debtor Relief Law that could suspend or otherwise affect any of the rights of the holder hereof. As used herein, “Debtor Relief Laws” means the Bankruptcy Code of the United States, as amended and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally; or
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(d) (i) The occurrence of a default or event of default under any indebtedness that is secured by the Collateral; provided, however, that in the case of the Longview Indebtedness or the Summit Indebtedness, Maker shall have also received notice of such default or event of default; or (ii) any action is taken by any secured creditor to foreclose on or otherwise proceed against any of the Collateral; or
(e) Any action is taken against any of the Collateral in connection with any money judgment, writ, or similar final process that has been entered or filed against Maker or any of the Collateral.
Upon the occurrence of a Default, the holder of this note may (a) by written notice to Maker, declare the entire unpaid principal balance of this note, together with any accrued and unpaid interest, immediately due and payable, (b) offset against this note any sum or sums owed by the holder hereof to Maker, (c) foreclose any or all liens or security interests given to secure the repayment of the indebtedness evidenced by this note, (d) proceed to protect and enforce its rights either by suit in equity and/or by action at law, or by other appropriate proceedings, whether for the specific performance of any covenant or agreement contained in this note or any other Loan Document or in aid of the exercise of any power or right granted by this note or any other Loan Document or to enforce any other legal or equitable right of the holder of this note or any other Loan Document and (e) exercise any other rights or remedies available under the Settlement Agreement.
7. Cumulative Rights. No delay on the part of the holder of this note in the exercise of any power or right under this note, or under any other Loan Document, shall operate as a waiver thereof, nor shall a single or partial exercise of any other power or right. Enforcement by the holder of this note of any security for the payment hereof shall not constitute any election by it of remedies so as to preclude the exercise of any other remedy available to it.
8. Waiver. Maker, and each other surety, endorser, guarantor, and other party ever liable for the payment of any sum of money payable on this note, jointly and severally waive demand, presentment, protest, notice of nonpayment, notice of intention to accelerate, notice of acceleration, notice of protest, and any and all lack of diligence or delay in collection or the filing of suit hereon which may occur, and agree that their liability on this note shall not be affected by any renewal or extension in the time of payment hereof, by any indulgences, or by any release or change in any security for the payment of this note, and hereby consent to any and all renewals, extensions, indulgences, releases, or changes, regardless of the number of such renewals, extensions, indulgences, releases, or changes.
9. Attorneys’ Fees and Costs. In the event a Default shall occur, and in the event that thereafter this note is placed in the hands of an attorney for collection or in the event this note is collected in whole or in part through legal proceedings of any nature, then and in any such case Maker promises to pay all costs of collection, including, but not limited to, reasonable attorneys’ fees incurred by the holder hereof on account of such collection, whether or not suit is filed.
10. Notices. Any notice or demand given hereunder shall be deemed to have been given and received (a) when actually received by the recipient, if delivered in person or by courier or messenger, or (b) five (5) Business Days (hereinafter defined) after a letter containing such notice, certified or registered, with postage prepaid, addressed to the recipient, is deposited in the United States Mail. The address of Maker is 3001 Red Hill Avenue, Building 4, Suite 108, Costa Mesa, California 92626 or such other address as Maker shall advise Payee by notice given pursuant hereto, and the address of Payee is set forth on Schedule I.
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11. Governing Law; Jurisdiction; Waiver of Jury Trial. This note is being executed and delivered and is intended to be performed, in the State of California, and the laws of such state shall govern the construction, validity, enforcement and interpretation hereof, except to the extent federal laws otherwise govern the validity, construction, enforcement and interpretation hereof. TO THE EXTENT ALLOWED BY LAW, MAKER AND PAYEE EACH WAIVE JURY TRIAL IN ANY ACTION OR PROCEEDING RELATING TO THIS NOTE.
12. Headings. The headings of the sections of this note are inserted for convenience only and shall not be deemed to constitute a part hereof.
13. Successors and Assigns. All of the covenants, stipulations, promises and agreements in this note contained by or on behalf of Maker shall bind its successors and assigns, whether so expressed or not; provided, however, that Maker may not, without the prior written consent of the holder hereof, assign any rights, duties, or obligations under this note.
14. Maximum Interest Rate. Regardless of any provision contained herein, or in any other document executed in connection herewith, the holder hereof shall never be entitled to receive, collect or apply, as interest hereon, any amount in excess of the maximum rate of interest permitted to be charged from time to time by applicable law, and in the event the holder hereof ever receives, collects or applies, as interest, any such excess, such amount which would be excessive interest shall be deemed a partial prepayment of the principal hereof and treated hereunder as such; and, if the principal hereof is paid in full, any remaining excess shall forthwith be paid to Maker. In determining whether or not the interest paid or payable, under any specified contingency, exceeds the highest lawful rate, Maker and the holder hereof shall, to the maximum extent permitted under applicable law, (a) characterize any nonprincipal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) spread the total amount of interest throughout the entire contemplated term hereof; provided that if the indebtedness evidenced hereby is paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the maximum lawful rate, the holder hereof shall refund to Maker the amount of such excess or credit the amount of such excess against the principal hereof, and in such event, the holder hereof shall not be subject to any penalties provided by any laws for contracting for, charging, or receiving interest in excess of the maximum lawful rate.
15. Business Day; Payments. As used herein, the expression (a) “Business Day” means every day on which banks located in the States of Texas and California are generally open for business, and (b) “Nonbusiness Day” means every day which is not a Business Day. Each payment of the principal of or accrued interest on this note shall be due and payable in lawful money of the United States of America. In any case where a payment of principal or interest hereon is due on a Nonbusiness Day, Maker shall be entitled to delay such payment until the next succeeding Business Day, but interest shall continue to accrue until the payment is, in fact, made.
16. Modifications in Writing. No waiver or modification of any of the terms or provisions of this note shall be valid or binding unless set forth in a writing signed by Maker and Payee, and then only to the extent therein specifically set forth.
17. Confidentiality. Payee agrees to maintain the confidentiality of (and not to disclose) any information regarding Maker and its business and operations that is provided by Maker or any of the directors, officers, employees, agents, attorneys and accountants (collectively, the “Representatives”) of Maker to Payee pursuant hereto or any of the other Loan Documents (the “Information”). The term “Information” includes, but is not limited to, Maker’s financial information, results of operations, projections, prospects, products, technologies, contract terms and negotiations, financings, strategies,
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books and records, and other proprietary, confidential or other non-public information about or related to Maker or its business and operations, whether in written, verbal, visual, electronic or other form.. The term “Information” shall not include information which (i) Payee can show was already in the possession of Payee prior to disclosure by Maker or Maker’s Representatives and which was not acquired or obtained from Maker or Maker’s Representatives, (ii) is or becomes generally available to the public other than as a breach by Payee of this Section 17, or (iii) becomes available to Payee on a non-confidential basis from a source other than Maker’s Representatives, which source is not prohibited from transmitting the information to Payee by a legal, contractual or fiduciary obligation to Maker. Notwithstanding the foregoing, nothing contained herein shall prevent Payee from disclosing any Information (A) as may be required by applicable law or by any subpoena or similar legal process; provided that Payee provides advance written notice of such disclosure and limits the disclosure to the extent possible that which is required to be disclosed, or (B) as may be necessary to exercise Payee’s remedies hereunder or under any of Payee’s Loan Documents or any action or proceeding relating to this note or any of Payee’s other Loan Documents; provided that Payee limits the disclosure to the extent possible that is necessary to protect Payee’s rights under this Section 17, or (C) pursuant to the prior written consent of Maker. The obligations of Payee contained in this Section 17 shall survive and continue in effect for one year following the repayment in full or other termination of this note.
THIS NOTE, TOGETHER WITH THE OTHER LOAN DOCUMENTS EXECUTED AND DELIVERED IN CONNECTION HEREWITH, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS OF THE PARTIES.
[Remainder of Page Left Blank.
Signature Page Follows.]
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IN WITNESS WHEREOF, the undersigned has executed this note as of the day and year first above written.

MAKER: IRVINE SENSORS CORPORATION
By:	/s/ John J. Stuart, Jr.
	Name:	John J. Stuart, Jr.
	Title:	Sr. Vice President & CFO

ACCEPTED AND AGREED: PAYEE:
/s/ Timothy Looney
Timothy Looney

Signature Page to Secured Promissory Note

Schedule I
Payment Schedule and Amount
The principal balance of this note and accrued interest thereon shall be due and payable on the following dates and in the following amounts:

Payment Dates	Amount of Each Payment
May 14, 2010, June 14, 2010 and July 14, 2010	$8,000
August 14, 2010, September 14, 2010, October 14, 2010, November 14, 2010, December 14, 2010 and January 14, 2011	$20,000
February 14, 2011, March 14, 2011 and April 14, 2011	$35,333
May 14, 2011, June 14, 2011, July 14, 2011, August 14, 2011, September 14, 2011 and October 14, 2011	$100,000
November 14, 2011, December 14, 2011 and January 14, 2012	$150,000
February 14, 2012, March 14, 2012 and April 14, 2012	$200,000
May 14, 2012 and June 14, 2012	$300,000
July 14, 2012	Remaining principal balance and all accrued interest.
Address of Payee for Notices
4306 Savannah
Parker, TX 75002
Attn: Mr. Timothy Looney
Or such other address as Payee shall advise
Maker by notice given pursuant to this note
Initial Wire Instructions for Payee:
Name of Financial Institution: Bank of America, N.A.
ABA Routing No.: 111000025
Name on Account: Timothy W. Looney
Account No.: 0341510858
Schedule I to Secured Promissory Note